Exhibit 99.1

NEWS RELEASE

Contact:	Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2015 YEAR-END AND

FOURTH-QUARTER RESULTS

MONROE, MI., June 16, 2015—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2015 full year and fourth quarter ended April 25, 2015.

Fiscal 2015 full-year highlights for continuing operations:

•                  Consolidated sales for the full fiscal 2015 year increased 5.0%, or $68.1 million, compared with fiscal 2014;

•                  Same-store written sales for the La-Z-Boy Furniture Galleries® store network increased 3.0% for the full fiscal 2015 year in addition to a 6.0% increase in fiscal 2014;

•                  Consolidated operating income increased to $103.2 million from $89.3 million in fiscal 2014 with the consolidated operating margin increasing to 7.2% from 6.6% in fiscal 2014;

•                  The company reported earnings per share of $1.28 from continuing operations attributable to La-Z-Boy Incorporated, a 17% increase from fiscal 2014;

•                  The company generated cash from operations of $86.8 million for the year; and

•                  The company returned $66.4 million to shareholders through an increased dividend and share purchases, up 56% over the prior year.

Fiscal 2015 fourth-quarter highlights for continuing operations:

•                  Consolidated sales for the fourth quarter increased 6.2% compared with the fiscal 2014 fourth quarter;

•                  Consolidated operating income for the fiscal 2015 fourth quarter increased 31% to $29.6 million, with the consolidated operating margin increasing to 7.9% from 6.4% in the fiscal 2014 fourth quarter;

•                  The company reported earnings per share of $0.38 from continuing operations attributable to La-Z-Boy Incorporated, a 41% increase from the fiscal 2014 fourth quarter;

•                  The company generated cash from operations of $31.7 million during the quarter; and

•                  The upholstery segment posted an 11.6% operating margin compared to 10.9% in last year’s fourth quarter.

Sales for the fiscal 2015 fourth quarter were $374.9 million, up 6.2% compared with the prior year’s fourth quarter.  The company reported income from continuing operations attributable to La-Z-Boy Incorporated of $19.8 million, or $0.38 per share, including a $0.01 per share restructuring charge and $0.01 in antidumping income related to the company’s casegoods segment.  This compares with last year’s fourth-quarter results of $14.6 million, or $0.27 per diluted share, including a $0.06 per share restructuring charge related to the company’s casegoods segment.  Adjusted income from continuing operations attributable to La-Z-Boy Incorporated per share was $0.38 per share in the fourth quarter of fiscal 2015 versus $0.33 in the fourth quarter of fiscal 2014.

Sales for the fiscal 2015 full year were $1.43 billion, an increase of 5.0% over fiscal 2014.  The company reported income from continuing operations attributable to La-Z-Boy Incorporated of $67.5 million, or $1.28 per diluted share, versus $58.9 million, or $1.09 per diluted share in fiscal 2014.  The fiscal 2015 results include antidumping income of $0.02 per share related to the company’s casegoods segment.  The fiscal 2014 results include a $0.05 per share restructuring charge related to the casegoods segment and a $0.02 per share benefit for income taxes related to deferred tax valuation allowances.  Adjusted income from continuing operations attributable to La-Z-Boy Incorporated per share was $1.26 in fiscal 2015, versus $1.12 in fiscal 2014.

The following table provides a reconciliation of our adjusted income from continuing operations attributable to La-Z-Boy Incorporated to income from continuing operations attributable to La-Z-Boy Incorporated.

Reconciliation of Non-GAAP Financial Information

	Fourth Quarter Ended		Fiscal Year Ended
(Amounts in thousands, except per share data)	4/25/2015	4/26/2014	4/25/2015	4/26/2014
Income from continuing operations attributable to La-Z-Boy Incorporated	$19,815	$14,642	$67,476	$58,852
Adjustment for special items (after-tax impact):
Restructuring	484	3,146	(241)	3,179
Income from CDSOA	(784)	—	(788)	—
Tax benefit — deferred tax valuation allowance reversal	—	(281)	—	(1,162)
Adjusted income from continuing operations attributable to La-Z-Boy Incorporated	$19,515	$17,507	$66,447	$60,869

Diluted net income attributable to La-Z-Boy Incorporated per share:
Income from continuing operations attributable to La-Z-Boy Incorporated	$0.38	$0.27	$1.28	$1.09
Adjustment for special items:
Restructuring	0.01	0.06	—	0.05
Income from CDSOA	(0.01)	—	(0.02)	—
Tax benefit — deferred tax valuation allowance reversal	—	—	—	(0.02)
Adjusted income from continuing operations attributable to La-Z-Boy Incorporated	$0.38	$0.33	$1.26	$1.12

Kurt L. Darrow, Chairman, President and Chief Executive Officer, of La-Z-Boy, said, “We are pleased with our results for the full fiscal 2015 year.  We increased sales across all three operating segments, and increased our consolidated operating profit, earnings per share and dividend.  Our La-Z-Boy Furniture Galleries® network posted a 3.0% increase in written same-store sales and the company as a whole generated strong cash flow, allowing us to return $66.4 million to shareholders through dividends and share purchases, an increase of 56% from fiscal 2014.  Our balance sheet remains strong, providing us with the financial flexibility to continue to make strategic investments in the business to drive profitable growth.  With a focus on the branded distribution channel, we made excellent progress throughout the year with the execution of our 4-4-5 store growth strategy and laid the groundwork for robust activity in fiscal 2016.  Additionally, during the year, we successfully implemented our new ERP system in four of the five domestic La-Z-Boy branded facilities and strengthened our casegoods business with the move to a pure-import model.  Going forward, we are well positioned to capitalize on the strength of our brand, store build-out strategy and integrated retail model to achieve our growth objectives.”

Wholesale Segments

For the fiscal 2015 fourth quarter, sales in the company’s upholstery segment increased 6.9% to $305.3 million versus the prior year’s fourth quarter.  In the casegoods segment, sales for the fiscal 2015 fourth quarter were $25.9 million, down 4.9% from last year’s fourth quarter.

Darrow commented, “We achieved an 11.6% operating margin in the upholstery segment for the quarter.   Even with additional expenses associated with the ongoing rollout of a new ERP system in our plants, we increased our operating margin from last year’s level of 10.9%.  This improvement was achieved through a combination of volume-related operating leverage and efficiencies gained from our supply chain initiative.   This month we implemented the ERP system in our last and largest La-Z-Boy branded facility.  We look forward to having this comprehensive initiative behind us at the plant level, with all La-Z-Boy branded facilities operating on one integrated system.”

Darrow added, “On the merchandising side, our new power product and Urban Attitudes® collection are driving top-line growth.   At the April furniture market in High Point, North Carolina, we introduced an expanded Urban Attitudes® line and the collection continues to perform well at retail.  On the marketing side, our Live Life Comfortably advertising campaign is evolving.  We plan to launch new commercials, featuring Brooke Shields, our brand ambassador, prior to the fall selling season, with the content building on the momentum we have established with the campaign to date.  We believe the advertising platform continues to be relevant and is attracting a wider consumer base to our brand.”

Darrow continued, “We made significant progress during the year in repositioning our casegoods business, and it is beginning to show in our financial performance.  This year, we nearly doubled our operating income versus the prior year.  We are near completion of our product refresh program across Kincaid and American Drew and believe the business is strategically positioned for more consistent performance going forward.”

Retail Segment

Darrow stated, “Overall, we continue to make steady progress in the company-owned retail business.  The segment posted a 3.4% operating margin for the full fiscal year despite the associated start-up costs for labor, pre-opening rent, advertising and technology for the eight new stores opened in fiscal 2015.”

For the fourth quarter of fiscal 2015, retail delivered sales were $86.7 million, up 10% from last year’s comparable quarter.  On the core base of 95 stores included in last year’s fourth quarter, sales for the segment decreased 1.6%.  The segment’s operating margin for the quarter was 3.8% compared with 3.6% in the prior-year period.  On lower traffic during the quarter, the company-owned stores experienced increases in ticket count, units per ticket and conversion.

Darrow continued, “Our integrated retail strategy, a key component to driving margin expansion, presents us with exciting opportunities.  Sales through the company-owned La-Z-Boy Furniture Galleries® stores provide the company with the greatest level of profitability as we realize the benefit of a “stacked” margin, where we earn a profit on both the wholesale and retail sales.  As our retail segment grows, we believe this model will transform the earnings power of the company.  Early in the fourth quarter, we acquired four dealer stores in the southern California market and as we execute our 4-4-5 store growth strategy, we believe the company’s store ownership will increase from today’s level of approximately 33% to more than 40% through greenfield locations and strategic acquisitions of independent dealer markets.”

La-Z-Boy Furniture Galleries® Store Network

System-wide, for the fourth quarter of fiscal 2015, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were up 0.5% versus last year’s fourth quarter. As a broader indicator of performance, for calendar year 2015 to date (January through May), same-store written sales for the network increased 4.6%.

For the fourth quarter, total written sales, which include new and closed stores, increased 5.1% compared with the fiscal 2014 comparable period.  At the end of the fourth quarter, the La-Z-Boy Furniture Galleries® store system was composed of 325 stand-alone stores, with 61 in the new concept design format.

Darrow commented, “We had 30 store projects in fiscal 2015 and are planning for 35 to 40 projects in fiscal 2016, including 22 new stores.  In addition to adding to our store count, we are elevating the network by changing out old-format stores into the new concept design, which is performing at a higher level than our other formats.  Converting these stores is a high priority and we anticipate having close to 100 stores in the new concept design format by the end of fiscal 2016.”

The tables below summarize the store projects for the network in 2015 and provide a projection for activity during fiscal 2016.

FISCAL 2015 STORE ACTIVITY

	Total FY14	New	Closed	Acquired	Total FY15	Remodel	Relocation
Company-owned	101	8	(4)	5	110	3	1
Dealer-owned	214	7	(1)	(5)	215	8	3
Total	315	15	(5)	—	325	11	4

FISCAL 2016 PROJECTED* STORE ACTIVITY

	Total FY15	New	Closed	Total FY16	Remodel	Relocation
Company-owned	110	7	(2)	115	3	—
Dealer-owned	215	15	(3)	227	11	1
Total	325	22	(5)	342	14	1

*Projects anticipated to be completed.

Balance Sheet and Cash Flow

During the quarter, the company generated $31.7 million in cash from operating activities.  La-Z-Boy ended the year with $98.3 million in cash and cash equivalents, $45.5 million in investments to enhance returns on cash, and $9.6 million in restricted cash.    During fiscal 2015, the company had $70.3 million in capital expenditures, which included $44.6 million for the company’s new world headquarters, paid $14.5 million in dividends, and spent $51.9 million purchasing 2.1 million shares of stock in the open market under its existing authorized share purchase program, including 0.6 million in the fourth quarter, leaving 5.7 million shares remaining in the program.

Business Outlook

Darrow concluded, “We are optimistic about our positioning in the marketplace and growth prospects.  Our brand is the most recognized in the industry, and our product, stores and marketing are more in sync than ever, providing us with a solid platform for profitable growth and market share gains.  As our business increases, we have the ability to leverage the efficiencies of our operating platform while driving enhanced profitability through our integrated retail model.  We will continue to make strategic investments in the business with the goal of delivering long-term profitable growth while enhancing returns to shareholders.

“As we move into the summer months, however, the furniture industry typically experiences weaker demand, and our plants shut down for one week of vacation and maintenance during the first quarter, which ends in July.  Accordingly, the first quarter is usually our weakest in terms of sales and earnings.  Additionally, as our fiscal year ends the last Saturday of April each year, fiscal 2016 is a 53-week year, with the extra week occurring in the fourth quarter.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, June 17, 2015, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

The call will be webcast live, with corresponding slides, and archived on the Internet.  It will be available at http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-calendar. A telephone replay will be available for a week following the call. This replay will be accessible to callers from the U.S. and Canada at 877.660.6853 and to international callers at 201.612.7415. Enter Conference ID #13610152.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) the possibility of another recession; (c) changes in the real estate and credit markets and their effects on our customers, consumers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions (i.e. port strikes); (i) changes in the domestic or international regulatory environment; (j) adoption of new accounting principles; (k) severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (l) our ability to procure fabric rolls and leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (m) information technology conversions or system failures; (n) effects of our brand awareness and marketing programs; (o) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (p) litigation arising out of alleged defects in our products; (q) unusual or significant litigation; (r) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (s) the results of our restructuring actions; (t) the impact of potential goodwill or intangible asset impairments; and (u) those matters discussed in Item 1A of our fiscal 2015 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Non-GAAP Financial Information

The information contained in this press release is intended to supplement, rather than to supersede, our consolidated financial statements.  We report our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).  However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance.  This press release contains references to income from continuing operations attributable to La-Z-Boy Incorporated and income from continuing operations attributable to La-Z-Boy Incorporated per share, both adjusted to exclude restructuring, income from the Continued Dumping and Subsidy Offset Act of 2000, and the reversal of valuation allowances relating to our deferred tax assets.  This press release includes a table reconciling these adjusted measures to the most directly comparable financial measures reported in accordance with GAAP.

Management does not expect the excluded items to significantly affect future operating results and believes that presenting income from continuing operations attributable to La-Z-Boy Incorporated and income from continuing operations attributable to La-Z-Boy Incorporated per share with those items excluded will help investors better understand our operating results for different periods on a comparable basis.  The Reconciliation of Non-GAAP Financial Information table included in this press release presents the excluded items net of tax calculated using the effective tax rate from operations for the period in which the adjustment is presented.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery segment companies are England and La-Z-Boy. The Casegoods segment consists of three brands: American Drew, Hammary, and Kincaid. The company-owned Retail segment includes 110 of the 325 La-Z-Boy Furniture Galleries® stores.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 325 stand-alone La-Z-Boy Furniture Galleries® stores and 573 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.